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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 22, 2000, with respect to the financial statements of eB2B Commerce, Inc. as of December 31, 1998 and 1999 and for the period from November 6, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the period from November 6, 1998 (inception) through December 31, 1999 included in the Registration Statement (Form S-4) and related Prospectus of DynamicWeb Enterprises, Inc. dated January 24, 2000.

                                      /s/ Ernst & Young LLP

New York, New York
March 15, 2000